Exhibit 99.2

January 6, 2016

VIA HAND DELIVERY

Steve Mogel, Esq

457 Broadway

Suite 16A

Monticello, New York 12701

Re:	BB Development XXVIII LLC to Heather Tilton Town of Callicoon SBL: 4-1-11.1 and 4-1-14.1 Purchase Price $600,000.00 Option of First Right of Refusal

Dear Steve:

My client, Boreal Water Collection Inc is exercising its First Right of Refusal as outlined in a certain agreement between Leisure Time Spring Water, Inc., (Leisure Time), A New York Corporation, Alpine Farms, Inc (Alpine), a New York Corporation and Andrew J. Krieger and Suri Levow Krieger dated November 1, 1995, as modified by an Agreement of Modification between Leisure Time and Alpine, dated April 25, 2000, which agreement provides, inter alia, Leisure Time the sole and exclusive right to draw water and use the artesian springs, water supply and existing facility upon Town of Callicoon SBL No: 4-1-14.1 and which further provides, pursuant to paragraph 13 thereof, Leisure Time an option of first refusal in the event that the owner of the aforesaid real property contracts to sell same.

Enclosed please find check number 15437 made payable to you as attorney in the amount of sixty thousand ($60,000.00) dollars which represents required down payment in the contract of sale.

Please note in the contract of sale dated December 2, 2015 between BB Development XXVIII LLC to Heather Tilton, paragraph 15 lists a closing date of May 18, 2015. I am assuming that the intention was that the closing date would be May 18, 2016.

As for the outstanding fees due under the Water Agreement between Boreal Water Collection Inc and BB Development XXVIII LLC dated November 1, 2015 in regards to 408 Shandlee Road, Livingston Manor, NY aka tax ID 4.1-12 and 4.1-1.6, please forward this agreement to my attention as the only water agreement that is on record is the one aforementioned which includes the first right of refusal which deals with parcel 4-1-11.1. However, my client's assistant is in contact with Mr. Brian Nagorsky of MB Financial and is making the required payment this week. These funds will be wired.

Please provide the amendment to the contract of sale and I will immediately order title through B&K Title.

Respectfully

/s/ Jacob R. Billig

Jacob R. Billig

cc: Boreal Water Collection Inc.